Exhibit 10.4

Strictly Private & Confidential

Alistair Macdonald

July 27, 2016

Dear Alistair

Re: Proposed grant of equity awards

The purpose of this letter is to set out the offer made by INC Research Holdings, Inc. (the “Company”) for the grant of certain equity awards to you under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) in connection with and contingent upon your commencing service as the Chief Executive Officer of the Company on October 1, 2016. Such equity awards shall be subject to the final approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

1. Promotion Equity Grant. On or about August 1, 2016, the Company intends to grant to you the following awards (the “Promotion Awards”) under the terms of the 2014 Plan:

(i) a stock option award with an award value of $750,000; and

(ii) a restricted stock unit award with an award value of $1,500,000.

The Promotion Awards shall vest in equal annual instalments of twenty-five percent (25%) over four years from the date of grant, subject to your continued employment. The Promotion Awards shall be subject to accelerated vesting in the event your employment is terminated upon or within twelve (12) months following a Change in Control either (i) by the Company without Cause or (ii) by you for Good Reason. The terms “Cause”, “Good Reason” and “Change of Control” shall have the meaning given to them in the 2014 Plan and/or the applicable award agreements. Additional terms and conditions of the Promotion Awards shall be determined by the Compensation Committee in its sole discretion.

2. 2017 Annual LTI Award. At the same time as annual equity awards are made to other executive officers of the Company in the calendar year 2017, and assuming you remain employed as Chief Executive Officer at such time, the Company intends to grant to you equity awards with a target award value equal to 300% of your then-current base salary (the “LTI Award”). The LTI Award may be in the form of stock options, restricted stock units or such other form as permitted under the 2014 Plan. The vesting terms and other terms and conditions of the LTI Award shall be determined by the Compensation Committee in its sole discretion.

3. The number of shares determined as the “award value” of the Promotion Award and the LTI Award as described above shall be determined by the Compensation Committee in its sole discretion consistent with its policies for determining award values for awards granted to executive officers of the Company generally. The Promotion Award and the LTI Award shall be subject to the terms of the 2014 Plan as in effect from time to time and the terms and conditions of the applicable award agreements (as determined by the Compensation Committee), including any clawback policies currently in effect or subsequently adopted by the Company with respect to the 2014 Plan or as required by law or regulation.

4. This letter may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by facsimile or email shall be effective delivery of a manually executed counterpart of this letter.

5. This letter is governed by and shall be construed in accordance with the laws of the State of Delaware.

Yours sincerely

/s/ Christopher L. Gaenzle
Christopher L. Gaenzle Chief Administrative Officer & General Counsel for and on behalf of INC Research Holdings, Inc.

Acknowledged and agreed as of July 27, 2016

/s/ Alistair Macdonald
Alistair Macdonald